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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            NEW ERA OF NETWORKS, INC.


     New Era of Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     FIRST: That pursuant to authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation, at a meeting duly called and held on June 15, 1999, adopted a resolution setting forth the proposed amendment to the Certificate of Incorporation, declaring said amendment to be advisable, and calling for approval by the stockholders of this Corporation upon the consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: That the first paragraph of Article Four shall be amended in its entirety to read as follows:

     "The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock and Common Stock. The total number of shares of Common Stock this Corporation shall have the authority to issue is 200,000,000 shares, and shall have a par value of $0.0001 per share ("Common Stock"), and the total number of shares of Preferred Stock this corporation shall have the authority to issue is 2,000,000, and shall have a par value of $0.0001 per share and shall be undesignated as to series ("Preferred Stock")."

     SECOND: That thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the consent of the stockholders of this Corporation was duly called for at a meeting of the stockholders in accordance with Section 211 of the General Corporation Law of the State of Delaware, and holders of the necessary number of shares as required by statute consented to the adoption of said amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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     IN WITNESS WHEREOF, New Era Of Networks, Inc. has duly caused this
Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by George F. Adam, Jr., its Chief Executive Officer, and attested to by Leonard M. Goldstein, its Secretary, this 11th day of August, 1999.

                                              NEW ERA OF NETWORKS, INC.
                                              a Delaware corporation


                                              By: /s/ George F. Adam, Jr.
                                                 -------------------------------
                                                 George F. Adam, Jr.
                                                 Chief Executive Officer


ATTEST:


By: /s/ Leonard M. Goldstein
   ------------------------------------
   Leonard M. Goldstein, Secretary



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